November 6, 2008

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner and Bradshaw, PLLC was previously principal accountant for Digital Network Alliance International, Inc., (the “Company”) and reported on the financial statements of the Company of the years ended December 31, 2007 and 2006. We have read the Company’s statements included under item 4.01 of its Form 8-K dated November 6, 2008, and agree with such statements as they pertain to our firm.

Very truly yours,

Child, Van Wagoner and Bradshaw, PLLC